Annual Report

Cover Page

Name of issuer:

EveryFit, Inc.

Legal status of issuer:

Form: Other

Other (specify): S Corporation

Jurisdiction of Incorporation/Organization: DE

Date of organization: 7/8/2010

Physical address of issuer:

44 School St.
Suite 350
Boston MA 02108

Website of issuer:

http://www.qmedichealth.com/

Name of intermediary through which the offering will be conducted:

Wefunder Portal LLC

CIK number of intermediary:

0001670254

SEC file number of intermediary:

007-00033

CRD number, if applicable, of intermediary:

283503

Current number of employees:

5

	Most recent fiscal year-end:	Prior fiscal year-end:
Total Assets:	$609,496.00	$621,237.00
Cash & Cash Equivalents:	$126,660.00	$216,443.00
Accounts Receivable:	$32,771.00	$94,346.00
Short-term Debt:	$0.00	$0.00
Long-term Debt:	$1,196,957.00	$1,321,957.00
Revenues/Sales:	$786,237.00	$1,363,656.00
Cost of Goods Sold:	$708,416.00	$1,087,602.00
Taxes Paid:	$0.00	$0.00
Net Income:	($178,638.00)	($184,973.00)

Select the jurisdictions in which the issuer intends to offer the securities:

AL, AK, AZ, AR, CA, CO, CT, DE, DC, FL, GA, HI, ID, IL, IN, IA, KS, KY, LA, ME, MD, MA, MI, MN, MS, MO, MT, NE, NV, NH, NJ, NM, NY, NC, ND, OH, OK, OR, PA, RI, SC, SD, TN, TX, UT, VT, VA, WA, WV, WI, WY, B5, GU, PR, VI, 1V

Offering Statement

Respond to each question in each paragraph of this part. Set forth each question and any notes, but not any instructions thereto, in their entirety. If disclosure in response to any question is responsive to one or more other questions, it is not necessary to repeat the disclosure. If a question or series of questions is inapplicable or the response is available elsewhere in the Form, either state that it is inapplicable, include a cross-reference to the responsive disclosure, or omit the question or series of questions.

Be very careful and precise in answering all questions. Give full and complete answers so that they are not misleading under the circumstances involved. Do not discuss any future performance or other anticipated event unless you have a reasonable basis to believe that it will actually occur within the foreseeable future. If any answer requiring significant information is materially inaccurate, incomplete or misleading, the Company, its management and principal shareholders may be liable to investors based on that information.

THE COMPANY

1. Name of issuer:

EveryFit, Inc.

3. Has the issuer or any of its predecessors previously failed to comply with the ongoing reporting requirements of Rule 202 of Regulation Crowdfunding?

☑ Yes ☐ No

Reason for failure to comply:

The issuer failed to file a 2016 annual report.

DIRECTORS OF THE COMPANY

4. Provide the following information about each director (and any persons occupying a similar status or performing a similar function) of the issuer.

Director	Principal Occupation	Main Employer	Year Joined as Director
Dave Nelson	Director of Business Development	QMedic	2010
Fahd Albinali	CTO	QMedic	2010
Sombit Mishra	CEO	QMedic	2010

For three years of business experience, refer to Appendix D: Director & Officer Work History.

OFFICERS OF THE COMPANY

5. Provide the following information about each officer (and any persons occupying a similar status or performing a similar function) of the issuer.

Officer	Positions Held	Year Joined
Dave Nelson	Director of Business Development	2010
Dave Nelson	Secretary	2010
Dave Nelson	Treasurer	2010
Sombit Mishra	CEO	2010
Sombit Mishra	President	2010

For three years of business experience, refer to Appendix D: Director & Officer Work History.

PRINCIPAL SECURITY HOLDERS

6. Provide the name and ownership level of each person, as of the most recent practicable date, who is the beneficial owner of 20 percent or more of the issuer's outstanding voting equity securities, calculated on the basis of voting power.

Name of Holder	No. and Class of Securities Now Held	% of Voting Power Prior to Offering
David Nelson	375000.0 Common Stock	28.81
Fahd Albinali	375000.0 Common Stock	28.81
Sombit Mishra	375,000 common stock	28.81

BUSINESS AND ANTICIPATED BUSINESS PLAN

7. Describe in detail the business of the issuer and the anticipated business plan of the issuer.

For a description of our business and our business plan, please refer to the attached Appendix A, Business Description & Plan

RISK FACTORS

The U.S. Securities and Exchange Commission does not pass upon the merits of any securities offered or the terms of the offering, nor does it pass upon the accuracy or completeness of any offering document or literature.

These securities are offered under an exemption from registration; however, the U.S. Securities and Exchange Commission has not made an independent determination that these securities are exempt from registration.

8. Discuss the material factors that make an investment in the issuer speculative or risky:

Product Risk:
QMedic is set to release Version 4 of its medical alert service in late Summer/early Fall 2016. QMedic sold out of its Version 3 Beta service in December 2015. QMedic's Version 4 service is designed for large-scale manufacturing and implementation. The Version 4 hardware & firmware designs/component selection of the wearable device and base station have been finalized, but end-to-end unit testing is ongoing and we are testing both the wearable device and base station to UL industry standards (http://ulstandards.ul.com/). This rigorous testing approach invites risks of delays in servicing our clients, as we want to ensure the product/service is 100% safe for public use. As with any industry, product delays can cause friction with clients and so we are working diligently to mitigate product risks/delays and manage client expectations.

Supply Chain Risk:
For Version 4 of the medical alert service, QMedic is moving large-scale manufacturing to China to reduce cost of unit production, which invites risks in quality and timeliness of delivery. To mitigate risk, we are contracting with a veteran in hardware design, component sourcing and Chinese manufacturing who has built successful products for Intel and UPS, and has deep relationships with top factories in the country. We have met live in China with 4 recommended factories, have selected one with a great reputation of delivering brand-name products, and are in regular communication to ensure timely delivery of high-quality units once product testing is finalized. For smaller production runs of 200 units or less, QMedic contracts with a manufacturing partner in Boston, MA with a great reputation for servicing low-volume orders.

Liability Risk:
For products and services like QMedic, where users depend on the service in life-or-death situations, there is risk that the service malfunctions or does not work as it is supposed to for a particular user. To mitigate risk, QMedic's Cloud service includes 24/7 error monitoring that identifies when the base station is unplugged from the power outlet, when critical metadata is not pushed to the Cloud, when the wearable device battery is low and when the base station or wearable device is otherwise not working appropriately. We believe the best way to mitigate risk is to proactively monitor errors, inform users/caregivers of fixable issues and replace defective units as soon as possible.

In addition, QMedic owns full product liability insurance for malfunctioning units and requires all end-users of the QMedic service to review and sign a Terms of Service that disclaims QMedic's liability for scenarios where QMedic is not at fault (e.g. poor cellular network coverage or telephone lines in the area, natural disasters disrupting network response, etc.). QMedic also asks all users to test the help button at least once per month to ensure that the button press and call routing are always working.

Competitor Risk:
The remote monitoring, passive activity/sleep monitoring and medical alert industries are crowded with both traditional competitors and new entrants.

Sales Cycle Risk:
Health plan enterprise sales operate on a slower timeline than consumer-focused sales. For QMedic, we are onboarding 3, and at most 4, health plan partners in 2016 to service 200-500 members/plan. Importantly, for the partners with which we are completing/have completed contracting agreements, we are credentialed for full Medicaid coverage in the states where the plans operate (we anticipate credentialing in a total of 10-15 states by the end of the year). Because QMedic requires no data integration with health plans and Medicaid covers the monthly service in full for Dual Eligible members, we can begin servicing partner plan members as soon as Version 4 of the QMedic service is ready to deploy. For future health plan clients, variability in internal processes at each plan can impact sales cycle length.

Regulatory/Medicaid Waiver Risk:
There are specific state-by-state Medicaid criteria that must be met to qualify as a personal emergency response service (PERS) and receive reimbursement under the Medicaid Long Term Services and Support Waiver (LTSS) or equivalent state Medicaid waiver. QMedic must be credentialed in each state where the company seeks coverage from Medicaid. Currently, QMedic is fully credentialed as a PERS provider by state Medicaid in three states: Massachusetts, Minnesota and Tennessee. By end of 2016, QMedic anticipates credentialing in 10-15 additional states. The timing and variability in each state's credentialing process can impact QMedic's ability to execute its go-to-market strategy beyond states where it is fully credentialed.

Ownership and Capital Structure

DESCRIPTION OF ISSUER'S SECURITIES

17. What other securities or classes of securities of the issuer are outstanding? Describe the material terms of any other outstanding securities or classes of securities of the issuer.

Class of Security	Securities (or Amount) Authorized	Securities (or Amount) Outstanding	Voting Rights
Common	1400000.0	1125000.0	Yes
Preferred	600000.0	0.0	Yes

Class of Security	Securities Reserved for Issuance upon Exercise or Conversion
Warrants:	
Options:	73068

24. Describe the material terms of any indebtedness of the issuer:

Loan

Lender	Private
Issue date	09/15/17
Amount	$125,000.00
Outstanding principal plus interest	$130,104.17 as of 04/15/18
Interest rate	7.0% per annum
Maturity date	09/15/27
Current with payments	Yes

Loan

Lender	Private
Issue date	04/10/18
Amount	$125,000.00
Outstanding principal plus interest	$0.00 as of 04/15/18
Interest rate	7.0% per annum
Maturity date	04/10/18
Current with payments	Yes

Convertible Note

Issue date	11/27/10
Amount	$500,000.00
Interest rate	8.0% per annum
Discount rate	30.0%
Valuation cap	$5,000,000.00

Convertible Note

Issue date	04/27/13
Amount	$300,000.00
Interest rate	8.0% per annum
Discount rate	25.0%
Valuation cap	$5,000,000.00

Convertible Note

Issue date	05/23/15
Amount	$300,000.00
Interest rate	8.0% per annum
Discount rate	10.0%
Uncapped Note	Yes

No material debt (convertible note issuances discussed in Q25).

25. What other exempt offerings has the issuer conducted within the past three years?

Offering Date	Exemption	Security Type	Amount Sold	Use of Proceeds
5/2015	Other	Convertible Note	$300,000	General operations
9/2016	Regulation Crowdfunding	SAFE	$99,975	General operations
9/2016	Regulation Crowdfunding	SAFE	$100,000	General operations

26. Was or is the issuer or any entities controlled by or under common control with the issuer a party to any transaction since the beginning of the issuer's last fiscal year, or any currently proposed transaction, where the amount involved exceeds five percent of the aggregate amount of capital raised by the issuer in reliance on Section 4(a)(6) of the Securities Act during the preceding 12- month period, including the amount the issuer seeks to raise in the current offering, in which any of the following persons had or is to have a direct or indirect material interest:

1. any director or officer of the issuer;
2. any person who is, as of the most recent practicable date, the beneficial owner of 20 percent or more of the issuer's outstanding voting equity securities, calculated on the basis of voting power;
3. if the issuer was incorporated or organized within the past three years, any promoter of the issuer;
4. or (4) any immediate family member of any of the foregoing persons.

☐ Yes
☑ No

FINANCIAL CONDITION OF THE ISSUER

27. Does the issuer have an operating history?

☑ Yes
☐ No

28. Describe the financial condition of the issuer, including, to the extent material, liquidity, capital resources and historical results of operations.

Management's Discussion and Analysis of Financial Condition and Results of Operations

You should read the following discussion and analysis of our financial condition and results of operations together with our financial statements and the related notes and other financial information included elsewhere in this offering. Some of the information contained in this discussion and analysis, including information regarding the strategy and plans for our business, includes forward-looking statements that involve risks and uncertainties. You should review the "Risk Factors" section for a discussion of important factors that could cause actual results to differ materially from the results described in or implied by the forward-looking statements contained in the following discussion and analysis.

Overview

We've made a proactive medical alert service that intelligently routes users to the right care services at the right time, whether that's a nurse, family member, social worker, or, if necessary, the ER. QMedic's simple help button passively tracks motion & sleep patterns 24 hours/day, enabling care providers & family members to perform wellness checks as needed. This lowers the cost of care for health insurance plans while enabling your loved ones to get the care services they need.
As the population of older adults rises dramatically over the next decade, we're bringing simplicity, connectivity and affordability to care delivery in the home. Our mission is to reduce unnecessary ER admissions while helping care providers and family members deliver faster, more proactive care to loved ones with complex needs. We envision QMedic helping older adults around the world live independently in their own homes.
Given the Company's limited operating history, the Company cannot reliably estimate how much revenue it will receive in the future, if any.

Historical Results of Operations

- *Revenues & Gross Margin*. For the period ended December 31, 2017, the Company had revenues of $786,237 compared to the year ended December 31, 2016, when the Company had revenues of $1,363,656. Our gross margin was 9.90% in fiscal year 2017, compared to 20.24% in 2016.
- *Assets*. As of December 31, 2017, the Company had total assets of $342,198, including $126,660 in cash. As of December 31, 2016, the Company had $474,564 in total assets, including $216,443 in cash.
- *Net Loss*. The Company has had net losses of $178,638 and net losses of $184,973 for the fiscal years ended December 31, 2017 and December 31, 2016, respectively.
- *Liabilities*. The Company's liabilities totaled $1,633,933 for the fiscal year ended December 31, 2017 and $1,467,037 for the fiscal year ended December 31, 2016.

Liquidity & Capital Resources

To-date, the company has been financed with $250,000 in debt, $1,100,000 in convertibles, and $100,000 in SAFEs.

The Company intends to raise additional capital in the future from investors. Although capital may be available for early-stage companies, there is no guarantee that the Company will receive any investments from investors.

Runway & Short/Mid Term Expenses

EveryFit, Inc. cash in hand is $180,840 as of 4/20/2018 . Over the last three months, revenues have averaged 72,608/month, cost of goods sold has averaged $77,100/month, and operational expenses have averaged $27,014/month, for an average burn rate of $31,506 per month. Our intent is to be profitable in 18 months.

FINANCIAL INFORMATION

29. Include financial statements covering the two most recently completed fiscal years or the period(s) since inception, if shorter:

Refer to Appendix C, Financial Statements

I, Sombit Mishra, certify that:

(1) the financial statements of EveryFit, Inc. included in this Form are true and complete in all material respects ; and

(2) the tax return information of EveryFit, Inc. included in this Form reflects accurately the information reported on the tax return for EveryFit, Inc. filed for the fiscal year ended 2015.

Sombit Mishra
CEO

OTHER MATERIAL INFORMATION

31. In addition to the information expressly required to be included in this Form, include:

- (1) any other material information presented to investors; and
- (2) such further material information, if any, as may be necessary to make the required statements, in the light of the circumstances under which they are made, not misleading.

All information presented to investors hosted on Wefunder.com is available in Appendix A: Business Description & Plan.

ONGOING REPORTING

32. The issuer will file a report electronically with the Securities & Exchange Commission annually and post the report on its website, no later than:

120 days after the end of each fiscal year covered by the report.

33. Once posted, the annual report may be found on the issuer's website at:

http://www.qmedichealth.com/invest

The issuer must continue to comply with the ongoing reporting requirements until:

1. the issuer is required to file reports under Exchange Act Sections 13(a) or 15(d);
2. the issuer has filed at least one annual report and has fewer than 300 holders of record;
3. the issuer has filed at least three annual reports and has total assets that do not exceed $10 million;
4. the issuer or another party purchases or repurchases all of the securities issued pursuant to Section 4(a)(6), including any payment in full of debt securities or any complete redemption of redeemable securities; or the issuer liquidates or dissolves in accordance with state law.

APPENDICES

Appendix A: Business Description & Plan

Appendix C: Financial Statements

- Financials 1

Appendix D: Director & Officer Work History

- Dave Nelson
- Fahd Albinali
- Sombit Mishra

Appendix E: Supporting Documents



QMEDIC

Simple, smart medical alert service to support care at home

$100,000 raised from **138** investors
Successfully Funded on Sep 22 2016

> *We've made a proactive medical alert service that intelligently routes users to the right care services at the right time, whether that's a nurse, family member, social worker, or, if necessary, the ER. QMedic's simple help button passively tracks motion & sleep patterns 24 hours/day, enabling care providers & family members to perform wellness checks as needed. This lowers the cost of care for health insurance plans while enabling your loved ones to get the care services they need.*



Sombit Mishra
CEO, QMEDIC

OUR AMBITION

As the population of older adults rises dramatically over the next decade, we're bringing simplicity, connectivity and affordability to care delivery in the home. Our mission is to reduce unnecessary ER admissions while helping care providers and family members deliver faster, more proactive care to loved ones with complex needs. We envision QMedic helping older adults around the world live independently in their own homes.

KEY FACTS

- 70% of ER visits are avoidable.
- 6 to 1 cost savings for health plans using QMedic.
- $4.6 Million in non-dilutive funding from the NIH.
- 100 BETA units sold out in 2015.
- 1,000 subscriptions prepaid for next version of the service.
- 70% margin/month.
- 2 multi-year regional Medicaid contracts; contracting with 3 private Medicaid health plans.
- Wearable button with embedded sensing has over 2 years of battery life; no battery recharge required.

DOCUMENTS

QMedic_Deck.pdf
QMedic_2014-15_Financials__Unaudited_.pdf
Video Transcript

qmedichealth.com *from Boston MA* HARDWARE TECH MEDICAL DEVICE

Why I Like QMedic

As you know, healthcare costs in the US are very high compared to the service received by patients. Routing to nurses/care management helps support early intervention for high-risk members and reduces cost. This is where QMedic comes to help. This startup has a very talented team from MIT as well as care management expertise. QMedic's success with raising $4.6M non-dilutive capital from the NIH provides credence to their concept and technology.

QMedic is targeting a global opportunity to reduce unnecessary ER use and help caregivers optimize care services for those at risk in the home. Once successful in the US, QMedic can support needs in other developed and developing countries.



Anup Behera
PRESIDENT AND FOUNDER OF KCI

QMedic has impressed me by being responsive to any inquiry – it does everything that Life Alert says it does and more. Our entire family feels less anxious now that my mother-in-law is using QMedic.

Gene M.
Son-in-law of QMedic User in Tennessee

QMedic's solution is novel in that it adds valuable remote monitoring capabilities without changing the standard medical alert battery life capabilities...QMedic's technology has enormous potential to expand the market to new customers and open up new revenue opportunities as healthcare payment models shift away from fee-for-service.

Casey Pittock
CEO of Tunstall America

The mHealth tools that QMedic is developing could significantly improve quality of care by enabling us to identify early on which patients are good candidates for rehabilitation services.

Dr. Shamman Shahpar
Attending Physician, Rehabilitation Institute of Chicago

QMedic awarded $1.5 Million in new NIH funding

Sept. 23, 2015 /PRNewswire-iReach/ -- MIT startup QMedic has received $1.5 Million in new funding from the NIH to scale its proactive medical alert service, which helps health plans keep high-risk individuals out of the emergency room and in the home.
May 5, 2016 @ ireachcontent.com

Choosing the Right Medical Alert System For Yourself or a Loved One

"We have several favorites," she says. "Bay Alarm Medical, Medical Guardian, and QMedic are all proven companies with excellent customer service and solid products."
April 28, 2016 @ newsmax.com

Recommended Medical Alert Systems- The Senior List

This smart little unit can alert when a user is not wearing the device, when they fail to get out of bed, and when they are inactive for extended periods of time. The Senior List® reviewed the QMedic and gave it a test drive in our home lab. It worked
January 7, 2015 @ theseniorlist.com

QMedic Review: One Smart Medical Alert | The Senior List

Update 3/15/16- QMedic's advanced monitoring service is currently on back-order. They still offer a basic PERS service, but their smart monitoring and customizable alert features are on hold until the release of their updated system. QMedic offers a

November 18, 2014 @ theseniorlist.com

StartUp Health Showcases Digital Health Companies during Cleveland Clinic Medical Innovation Summit

QMedic Wins Future of Medicine Award...

October 24, 2013 @ prweb.com

National Cancer Institute funds pilot to test sensing, self-report tools

The National Cancer Institute (NCI) has awarded $2.2 million in contracts to Boston-based mHealth startup QMedic to "create next-generation passive sensing and self-report tools...

October 7, 2013 @ fiercemobilehealthcare.com

Announcing the Finalists of the 2012 AWS Start-Up Challenge

3 finalists, Big Data & High Performance Computing Category: QMedic (USA) – A wearable sensing platform that monitors physical activity, sleep, and falls for older adults...

January 10, 2013 @ aws.amazon.com

Better Alerts, Better Care

We've built a next-generation smart technology platform to meet the complex health needs of older adults.







Modernizing the Outdated Medical Alert Industry

With current medical alert services, users are routed to the ER, or nothing happens.

- Hardware-based services like Life Alert provide a one way ticket to the ER; bad for patients and expensive for health insurers
- No proactive routing to nurses or care management services
- Can't meet complex needs of older adults in the home



70% of emergency visits are unnecessary.	**$800** avg cost of ambulance ride.	**$1,500** avg cost of ER admission.

Get Specific Services for Your Loved One

Depending on your loved one's situation, we'll dispatch a social worker, call non-emergency medical transportation to the primary care doctor, and/or send text alerts to all appropriate caregivers.



- Routing to nurses costs $150 per call vs. $1,500 for ER admission
- Two way communication with any care provider from the home
- Completely waterproof, tracks motion, sleep, and wear compliance 24/7
- No need to recharge batteries, we monitor battery levels and send a new device when low

6:1	$30 billion	$4.4 billion
savings with QMedic for high risk patients	in savings by avoiding unnecessary ER calls	Medical alert market size by 2020

How QMedic Works

"The number of distinctive safety features provides a level of comfort & confidence not only for the older person but for family members and medical providers." — Regional Director of Social Services, Salter Healthcare



If a user is more sedentary than usual, the care team is notified and can intervene to determine if remote triage or in-home care is needed



Proactive
when ano
are detect

QMedic detects anomalies
against the member's base
escalate remote triage and
if needed.



Clear, two-way conversations anywhere in the home



Two-way
communic

Our base station is equipp
speakerphone, providing a
link to safety for them and
way for you to assess wha
in-home services are need













Keeping Loved Ones Happy & Healthy

Since our inception, QMedic's mission has been to provide caregivers with the tools they need to proactively manage patients and loved ones in the home. From the time that older adults and disabled persons are discharged from the hospital—after a fall, stroke or other debilitating condition—they face enduring challenges to living independently. Historically, existing alternatives on the market, from traditional help buttons to 911 operators, have routed people one-way to the emergency room. QMedic believes there is a better way to serve people in the home, while lowering ER admissions and the cost of care dramatically.

The convergence of low-cost sensors and intelligent software has introduced exciting opportunities to build 24/7 proactivity into home care. At QMedic, we've spent thousands of hours iterating on product with users and caregivers. As a team, we believe there is no more rewarding pursuit than honoring our loved ones, from Baby Boomers to the Greatest Generation, by helping them live independently at home. We appreciate your consideration of the QMedic opportunity and look forward to working together to bring our simple, smart medical alert service to market.

Thank you,



Sombit Mishra
CEO

Meet the Founders



Sombit Mishra

CEO

10+ years in product management, marketing, and UX at two tech startups. MBA'10 from MIT, MS'04 from LSE; McGovern Entrepreneur Award at MIT.



Fahd Albinali, PhD

CTO

15+ years of experience in signal processing, wearable computing, ultra-low power hardware design and machine learning.



Dave Nelson

Director of Business Dev.

10+ years experience in sales and finance; previously on Board of Directors of global health non-profit; MBA'10 from MIT.

AND THE REST OF THE TEAM



Hari Sundram, MD

Chief Medical Officer

3 successful startup exits; practicing physician with expertise in predictive algorithms



Gail Miller

Care Plan Guru

Former VP of Humana. 30+ years of product dev and strategy experience in healthcare industry.

Raised $1,550,000 From 139+ Investors

Anup Behera

President and Founder of KCI, engineering consultancy firm that has generated >$150M since inception; Chairman of Board of 250-bed hospital in India featuring >900 doctors, nurses and support staff

Terrence Yang

SF-based angel, advisor. Seeking startups in law, finance, ledgers and privacy. xWall Street officer, securities, swaps & securitizations lawyer, deal manager, biz dev. Harvard Law

Garen Corbett

Bay area health and policy expert. Skilled in management, leadership, and leading highly focused technical teams.

Anna Morrison

Investor.

Christopher Stone

Prashanth Anand

MORE INVESTORS

Interview

− COLLAPSE ALL

WF: What are you guys building? ^

QM: We're building a smart medical alert service that routes older adults living at home to the appropriate care services at the right time.

Historically, you've had medical alert services and 911 route people to the ER whether or not they needed those services. Instead, we're focusing on first routing people to alternative care management: nurse triage, behavioral health services, or other care providers that are relevant. This is better for the person because it gets them the right services at the right time. It also lowers the cost for the care network versus sending the person to the ER. Second, we can detect abnormal patterns through intelligent sensing embedded in the button. For example, if somebody's waking up later than usual, experiences unusual sleep disturbances or noticeable changes in motion patterns, we can identify those patterns and proactively escalate alerts to the care network so that they can perform inbound wellness checks.

WF: How does QMedic work? ^

QM: When a person presses the button, our base station can intelligently route the call to any phone number based on context of voice call and behavior data we collect. If a health plan wants us to route directly to a specific care provider such as a nurse line, we can do that. We can also route to our call center, which can relay the call accordingly. We are optimized for two-sided risk, which means we can route to the emergency room if needed. On the other hand, if the user is in distress but doesn't require emergency services, we can route elsewhere. The call center can utilize the dynamic decision trees and scripts that we generate via our intelligent software platform to get users to the right services based on need.

If we detect something awry, like a late wake-up or changes in movement patterns, we can escalate alerts to our 24/7 call center, nurse or family member to perform a wellness check.

WF: How are you better than existing solutions? ^

QM: Historically, traditional medical alert services, such as the "I've fallen and I can't get up" suite of products, have been very transactional. You press the button and the call center either routes you to the ER or hangs up and does nothing. In reality, the options shouldn't be binary. There should be opportunities to service people between those two extremes, and for the population that we serve—people who are high-risk, recently discharged, socially isolated, multi-chronic—there are real and emerging challenges to living at home. Our objective is to surface these problems when they emerge and proactively route people to alternative care management, which isn't happening widely in the market today.

QMedic utilizes intelligent software and machine learning to route based on context of distress calls and behavior patterns in the home. We also enable proactive wellness checks when something is awry.

Another aspect of key differentiation is in the data and voice routing of the base station. Unlike traditional medical alert services, where the base station is primarily hardware-driven, QMedic's base station is software-driven. We can route according to context, program different phone numbers on demand, and automate reminders and content from the care network based on the needs of the user.

WF: Who is your competition? ^

QM: If you think about who our biggest competitor is, it is not traditional medical alert services but rather the entrenched 911 system. For reasons of liability, when you dial 911, the options are again binary: treat the case as an emergency event or hang up and do nothing. With QMedic, there's so much more opportunity to proactively route non-emergency distress calls and emerging issues to alternative care management.

In contrast to newer systems that utilize sensors, many are too cumbersome for the user and too expensive for the care network (some systems cost $200+ per user per month). QMedic is the most power-efficient wearable computing-based system on the market, with 2-year battery life and the ability to sample behavior data every minute of the day. This is very important for building 24/7 wear compliance among users, and QMedic has demonstrated nearly 3x the wear compliance vs. traditional medical alert services. At $30/month, QMedic is also much more affordable than next-generation sensing platforms entering the market.

WF: What percent of existing ER visits are unnecessary? ^

QM: 70% of ER visits are unnecessary.

WF: How good can QMedic be at avoiding unnecessary ER visits? ^

QM: You're not going to re-route every case. But even re-routing 5-10% of calls and distress signals originating in the home to alternative care management would introduce considerable cost savings.

Based upon a proprietary reference study we use for estimating the cost savings, QMedic projects that we can generate greater than 6:1 cost savings for managed health plans based on pre-selecting users who are at high risk of going to the ER. Typically, a health plan will green light anything that yields greater than 3:1 cost savings.

WF: How much does an ER visit cost? ^

QM: A 5-minute ambulance ride costs upwards of $800 depending on geography. The admission to the ER conservatively costs $1,200-2,500. If the user is hospitalized, rightfully or wrongfully, that can cost upwards of $10,000 for the inpatient stay.

In contrast, routing non-emergency calls and distress cases to nurse triage costs roughly $150 per call when you factor in nurse salaries, call volume and resource re-allocation.

WF: What other problems can you help solve? ^

QM: One of the big reasons people use the emergency room is because the ambulance is just a quick 911 call away. More often than not, frail users don't pick up the tab for the ambulance trip because Medicare will deem the transportation "medically necessary" and reimburse.

Interestingly, State Medicaid programs spend $3 billion a year on non-emergency medical transportation. It's one of the most underutilized benefits for Medicaid consumers. Many people are not even aware that they can take these subsidized services. In the same way that OnStar built a system for provisioning roadside assistance for drivers, QMedic wants to be the service that helps people access subsidized non-emergency transportation and care services from the home 24 hours/day.

And the best part is that Medicaid will pick up the tab when a user in distress is able to provision non-emergency medical transportation--this is much more cost-effective than the ambulance trip to the ER. Win-win-win.

WF: Why hasn't anyone done this yet? ^

QM: There are a few reasons. There is wisdom in the traditional medical alert business model. We actually look up to these companies, like Lifeline, Life Alert, because they built something that served an enduring need for the consumer—namely, being able to summon help 24 hours/day. This is incredibly important for people who are frail, recently discharged and/or face regular challenges to living independently at home. In this way, the medical alert delivers value, but historically it's just been a very hardware-driven service.

On the flipside, in the world of wearable computing that we live in, using microelectronics, software and machine learning to support healthcare needs is still in its infant stages industry-wide. We can all agree that delivering intelligent routing in a way that's very simple for users is very important but for most companies, this quest has been elusive. This is where QMedic has really differentiated in the market: simplicity, affordability and connectivity for the care network.

WF: Why does your business model make more sense than your competitors?

QM: Traditional medical alert services typically sell direct-to-consumers by pitching FUD: fear, uncertainty and death. This makes for a lucrative recurring-revenue business model because families prioritize safety of loved ones very highly, but it's a lousy proposition when it comes to doing what is right for the consumer. QMedic's business model relies on doing well by doing good and we think that's the right way to do business.

Furthermore, the traditional medical alert resellers run a transactional business and they have little incentive to change: "Press the button. Go to the emergency room. We really don't care what happens." This model is ripe for disruption and if you can leverage the care network and generate cost savings for them, the opportunity is a no-brainer for managed care networks.

WF: How big is the market?

QM: By 2020, the traditional medical alert market will be about $4.4 Billion globally.
That's just the transactional "I've fallen and I can't get up" business. But the opportunity to support care coordination and reduce wasteful spending is far greater. In the US alone, there's over $34 billion in serviceable waste that can be eliminated from preventing unnecessary ER visits and expensive out-of-network care.

There is a global market and appetite for services like QMedic. China, for example, is confronting what's called a 4-2-1 problem, where because of historical government policy, there is typically one grandchild for every two parents and four grandparents. That means there will be fewer caregivers than ever before having to manage the safety and day-to-day care of more loved ones.

WF: Why do managed care providers have an incentive to use you?

QM: There's two things, and this is important. Medical alert is covered under a Medicaid waiver in 40 states. In order for a member to qualify for medical alert coverage under the Medicaid waiver, you have to be able to summon help independently, have functional impairments necessitating medical alert and not have an in-person caregiver 24 hours/day.

With regard to the service criteria to qualify as a Medical alert for Medicaid, the service must provide reasonable 24/7 access to emergency care if needed. What that means is for a plan, they literally write us into the line item, Medicaid pays for that, it's budget neutral; and because of the cost savings of routing to care management, there's zero incentive for them to stay on the existing medical alert product.

WF: How much traction have you had with payers?

QM: We've been oversubscribed on demand from care plans and don't have the inventory to service them. We've been turning away all referrals except those currently under Medicaid contract. We have two 3-year contracts with regional Medicaid offices. To service demand from the two existing contracts, we're currently reselling another company's medical alert service and we'll switch them out with QMedic units once Version 4 comes out.

WF: How many units have you sold thus far?

QM: We produced 100 BETA units and sold out of all by 2015 end. We're currently spending zero dollars on marketing and still getting organic inbound consumer demand of over 50 units/month.

We also have a 1,000 subscribers prepaid from a home health reseller. They've prepaid us for the Version 4 units. That's 1,000 subscribers in the first year, 4,000 total by the end of the second year through the reseller channel.

WF: When will your next product be ready? ^

QM: We anticipate by the end of the summer 2016. This new version is designed for large-scale manufacturing.

WF: What technical challenges need to be figured out for the next version of the product? ^

QM: In the BETA service, we didn't have the best speaker quality in the base station. Speaker/microphone quality is very important, especially for the hearing impaired. Users and customers really care about that. We've built the new base station with a great speaker and sensitive microphone to pick up voices around the home. The range of the wearable to the base station is over 1,000 feet, which is better than any medical alert service on the market and covers 1-2 bedroom homes easily.

We've been testing the new versions of the base station and wearable very rigorously. We are able to do all of the voice call and data routing, but we're very focused on ensuring the hardware and firmware work robustly, after which we can finalize the designs for certifications and approvals. The wearable is FCC approved. The base station still needs FCC approval, and then we need to test both wearable and base station to UL standard. When we test to UL standard, this reduces the safety risks around the product, which is critical prior to public use.

WF: What does the sales process look like? ^

QM: Managed care plans have a variable purchasing process they have to go through internally and it is typically a 6-8 month window. We started with our first plan partner about 6-8 months ago and now have an LOI in hand from 1, and contracts in hand from 2 more. We also have to be credentialed by Medicaid in every state that we service and get reimbursed for Medicaid members. That typically takes anywhere from 60 to 120 days. We're credentialed in 3 states (MA, MN and TN). Some of the other states where we're waiting to finish credentialing include Florida, Texas, New Jersey, Iowa and Ohio. This is an important intermediate step for servicing managed Dual Medicaid plans.

Once we're credentialed, we can get covered under the state Medicaid waivers, and we can onboard Dual members within the plan. The onboarding path is going to be primarily to switch out people who are on existing medical alert services and are at high risk of utilizing the ER. We'll put them on QMedic's service, re-route them to nurse triage for non-emergency issues, demonstrate the cost savings over 6 to 12 months at 200 to 500 members per plan (against a cohort-matched group), then scale up 10x or more in each plan + add new plans; rinse and repeat.

WF: Who are your first customers? ^

QM: We have two 3-year contracts with regional Medicaid plans in Massachusetts serving members who have been recently discharged from the hospital. With those contracts, we are paid for every install and monthly subscription we provide. We also have a prepaid contract with a large home health reseller, which will net 1,000 subscribers by end of Y1 and 4,000 by end of Y2.

With our approach to care management, we are now onboarding private Medicaid & Medicare Advantage plans servicing high-risk members in the home. Initially, we are partnering with 3 managed health plans in specific states where we are credentialed as a medical alert provider by state Medicaid.

WF: Where are you manufacturing? ^

QM: For low-scale production orders, we work with a manufacturer in Boston. We also have a Chinese manufacturer, and so the thousands of units will be produced in China.

All small runs (below a thousand) are done in Boston and all large runs above a thousand will be done in China. We'll start our runs in China when Version 4 is ready in late Summer 2016.

WF: How much does US manufacturing cost v. overseas?

QM: For low-volume orders of 200 units or less, it's $400 for the wearable and the base station in Boston. We wouldn't do low-volume orders overseas.

We're looking at $156 for the wearable and the base station made in China at the volumes we're talking about (around 2,000).

WF: How does the business model work?

QM: It's a capitalized lease model. From a cash flow perspective, we need to spend upfront for manufacturing. From an income perspective, the units are depreciated monthly over 5 years/60 months.

The business model is typically $30/month for the service; some state Medicaid programs also reimburse $30-100 for installs/activations. There are longer term opportunities to participate in cost savings and incremental revenue generated for health plan partners, once we demonstrate that value to the plans.

WF: What are your margins?

QM: This is a beautiful thing. At $30/month we're close to 70% monthly margins. On the monthly cost side, our call center is $5 per member per month, data is $2/month max, and we're estimating $3/month for customer service. Our total per-user cost is under $10/month.

WF: Why did the NIH give you $4.6M?

QM: The NIH is the earliest adopter for services that help researchers better understand consumer behavior in the home. What we have built for the commercial market is very much aligned with what the NIH has funded in the past.

For QMedic, the NIH funding supported the development of smart sensing tools to enable researchers and clinicians to leverage real-time data to perform early interventions in the home. They've continued to fund us because they think we're one of the most usable products and services in the market. We've built very power-efficient algorithms to make it simple for users to not have to recharge devices. We're able to route data anywhere in the care network. We can push software-driven alerts and wellness reports to anyone. All of this supports early intervention, so whether you're a researcher, clinician, nurse or family member, QMedic enables this to happen—that's why the NIH is supporting us across these different contracts.

WF: Why are you guys the right team?

QM: Our team came together at MIT, where Dave and Sombit were at Sloan and our CTO Fahd was at the Media Lab. One of the things that was relatable across all the founders is that we all had family members who lived alone and either had medical alert services or other types of in-home support. We always thought there was a better way to support caregivers.

Sombit's background is in product management and UX, and he's worked in tech startups his whole career. Sombit is obsessive about usability, unit economics, and pure hustle in pushing product-market fit and go-to-market execution.

Dave has extensive experience in sales and finance, and has a penchant for getting the attention of senior leadership at even the most conservative health insurance plans. Dave's persistence has played a big part in generating sales leads and contracts from leading health plans.

Fahd was at the Media Lab at MIT and has over 15 years of relevant experience in signal processing and machine learning with a focus on power-efficient algorithms to support usability for consumers. Fahd is responsible for hardware, firmware, and software design, and is very well-rounded in terms of managing engineering and technical talent.

Dr. Hari Sundram, our Chief Medical Officer, previously founded Predilytics, which sold to Welltok in 2015. It was one of the more notable exits in healthcare IT. When we came together with him, there was a meeting of the minds in using proactive medical alert to inform how health plans segment and optimize services for consumers in the home. His experience in predictive algorithms, care management and medicine (as a practicing physician) has been invaluable to the team.

In 2015, we also brought on Gail Miller as an advisor. She was the VP of Medicare Product and Business Strategy at Humana and grew their clinical telephonic operations, so she really understands the implementation process and sales cycle for a health plan as well as how to optimize pilots and pre-select the right members to drive cost savings.

WF: Why did you choose to work on this?

QM: Sombit: I have parents who work in healthcare, running a cancer clinic in New York. One of the things I saw growing up is my parents would deal with a lot of low-income patients on Medicaid. They would treat people even when they didn't get paid for services. In addition, my dad would often say to me, "Many times, my patients go to the ER and they don't need to, and I wish they would come to me instead." This happens to this day, and it has very much informed my thinking around enabling proactive intervention in the home.

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Benjamin Baller Jun 3 2016

Surprised this campaign hasn't gained more traction yet. Few questions. 1) If a home has more than one elderly individual in need of monitoring are the base stations set up to receive multiple inbound signals, or would you need multiple base stations? 2) Is there an ability to have multiple base stations in one home for only one wrist band (for instance in a larger home where the client is mobile enough to often be out of speaker reach)? Or, alternatively could that home include a speaker/mic only accessory that works and communicates with the base station? 3) Let's say a client has Alzheimer's and is prone to wander, is there an ability for the base station to create a geo-fence that when breached alerts the appropriate people? 4) When the client is routed to a nurse, what information does he/she have to go on when speaking with a client? Would the client have to say I was recently discharged for x, or does the nurse have a medical history they can make an informed decision with?



Sombit Mishra CEO FOUNDER Jun 3 2016

Benjamin, I will answer these questions in turn: (1) If a home has more than one elderly individual in need of monitoring are the base stations set up to receive multiple inbound signals, or would you need multiple base stations? Yes, base stations can be configured for multiple wearable signals so that you have 2 users for 1 base station. We do not recommend more than 2 users per base station and we do put data restrictions on multiple users to comply with FCC (i.e. motion/sleep data would be cut in half for each user in 2-user use case). (2) Is there an ability to have multiple base stations in one home for only one wrist band (for instance in a larger home where the client is mobile enough to often be out of speaker reach)? Yes, it is possible to have multiple base stations for a single wearable but most target users live in homes where range to one base station is sufficient (1,000 feet of range). We don't support speaker/mic accessories on the person today as these are very power-intensive and kill device battery quickly; (3) Let's say a client has Alzheimer's and is prone to wander, is there an ability for the base station to create a geo-fence that when breached alerts the appropriate people? We do not support geo-fencing with our solution but we do detect that the user is out of range and can trigger an alert. GPS is another power-intensive feature that would be particularly difficult to support for a user with dementia (e.g. they would have to remember to recharge the device)--we are evaluating adaptive contextual GPS as a feature but it's still in the R&D phase. (4) When the client is routed to a nurse, what information does he/she have to go on when speaking with a client? Would the client have to say I was recently discharged for x, or does the nurse have a medical history they can make an informed decision with? This varies by health plan but the nurse triage team would already have the details you highlight when the call is transferred.

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Joseph Hogue Jun 21 2016

Very interesting tech, I would like to feature the offer in our first equity crowdfunding newsletter but have a few questions: 1) How responsive is the software to behavior changes, how quickly can the device detect an anomoly that merits escalation without someone pressing the button? Would seem that basing a behavioral change only on mobility or sleep anomoly would give lots of false positives. 2) Your Y1 proforma in the slide deck; is that projected 2016, 2017 or beyond? 3) Any guidance on future R&D needs? I see the next iteration (2016) is for mass production, will that decrease your R&D costs significantly? 4) Any guidance on other operating expenses? 5) Have you been able to add any outside advisors with industry experience or special knowledge?



Sombit Mishra CEO FOUNDER Jun 21 2016

Joseph, thanks for your questions. Answers: (1) We calibrate longitudinal motion, sleep and wear patterns for every user 24/7/365. This means each user has an individual baseline against which we determine anomalies...having a baseline is very important in optimizing measurement and accurately identifying anomalies. Re: false positives, we perform wellness checks only when we see at least anomalies at least 1.5-2 standard deviations from normal. This threshold can be re-calibrated based on the needs of individual members but setting the threshold against baseline is crucial in reducing frequency of false positives. (2) The Y1 proforma is projected from Y1 t=0 of May 2016 and projected based on health plan revenue only (does not include prepaid or future reseller revenue, nor NIH revenue, we have booked). (3) Future R&D: The NIH has defrayed significant costs of past R&D as we get paid on cost-reimbursement basis and have built out the advanced software platform & infrastructure fully with this funding. The next phase of R&D will include investing more deeply in machine learning, natural language processing and contextual routing and provisioning of services, which depends on growing our data footprint (i.e. algorithms require data). This is how we can deliver not only detection capabilities but more advanced predictive capabilities. NIH will continue to fund this R&D over next 18 months. (4) Our monthly recurring costs/user for call center operations and data transmission is ~$10 and we are likely to be able to negotiate data transmission costs down so that total monthly recurring cost/user is closer to $7. We depreciate the base stations and wearable devices over 5-year life of the unit (capitalized lease business model). Another key operating expense is user acquisition costs once a health plan is onboarded. The health plan pre-selects the eligible members so we don't bear expenses for marketing to/convincing individual members. Marketing expenses typically include amortized salary of customer support reps who coordinate with case managers/nurses at health plans + shipping/install costs for the QMedic unit depending upon the arrangement negotiated with the health plan. When health plans request installs, they cover the cost of the installs, defraying that expense. (5) yes, we have great advisory and in-house experts in care management, including Gail Miller (previously ran Medicare strategy at Humana) and Chief Medical Officer Dr. Hari Sundram, a 3-time successful entrepreneur, practicing physician and expert in predictive algorithms to support care management (previously sold his company Predilytics to Welltok in 2015). These guys have helped solidify our enterprise care management strategy.

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QMEDIC
2017 Report

Dear investors,

Thank you for your support of QMedic! We are growing sales at 20% MoM across enterprise and consumer channels. We need to grow sales at 25%+ MoM to meet 18-month targets and are looking beyond the US market for long-term scale (e.g. Canada, China, India, Middle East, Western Europe and Brazil). Since our inception, QMedic's founders always imagined a simple and affordable smart home platform that touches the lives of every aging, blind and disabled consumer globally. Our platform can be adapted easily in the global market and we encourage you to ask questions and learn more about how you can help us make this happen!

We need your help!

We are growing sales 20% MoM and are looking to integrate value-added services on top of QMedic's smart home platform--think transportation, grocery delivery, behavioral coaching and peer support for socially isolated consumers. We would love your feedback and introductions to partners that would help enhance the QMedic user experience in these ways.

The best ways to be helpful are to buy the QMedic service and give feedback, make introductions to potential consumer or enterprise clients (biggest need is in Medicare Advantage as we have Medicaid plans covered), and/or provide introductions to accredited investors who share our vision for a global smart home platform for aging, blind and disabled consumers.

Sincerely,

Sombit Mishra
CEO

Fahd Albinali, PhD
CTO

Dave Nelson
Director of Business Dev.

Our Mission

As the population of older adults rises dramatically over the next decade, we're bringing simplicity, connectivity and affordability to care delivery in the home. Our mission is to reduce unnecessary ER admissions while helping care providers and family members deliver faster, more proactive care to loved ones with complex needs. We envision QMedic helping older adults around the world live independently in their own homes.

See our full profile

How did we do this year?

Report Card

B-

The Good

Product fully certified for insurance coverage and meets all federal and state regulatory requirements.

Sales currently growing at 20% MoM, but we need to grow at 25% MoM.

Subscribers love QMedic's service. Testimonials available at www.theseniorlist.com.

The Bad

Regulatory delays created 12-15 month delays in sales projections

ObamaCare-TrumpCare transition has created sales cycle uncertainty, particularly in Medicare Advantage

We had to layoff some engineering staff to allocate to sales.

2017 At a Glance

January 1 to December 31

$786,237 **[42%]**
Revenue

-$178,638
Net Loss

$0
Short Term Debt

$125,000
Raised in 2017

$180,840
Cash on Hand
As of 04/20/18

Months of Runway
As of 04/20/18

INCOME | BALANCE | NARRATIVE

Management’s Discussion and Analysis of Financial Condition and Results of Operations

You should read the following discussion and analysis of our financial condition and results of operations together with our financial statements and the related notes and other financial information included elsewhere in this offering. Some of the information contained in this discussion and analysis, including information regarding the strategy and plans for our business, includes forward-looking statements that involve risks and uncertainties. You should review the "Risk Factors" section for a discussion of important factors that could cause actual results to differ materially from the results described in or implied by the forward-looking statements contained in the following discussion and analysis.

Overview

We've made a proactive medical alert service that intelligently routes users to the right care services at the right time, whether that's a nurse, family member, social worker, or, if necessary, the ER. QMedic's simple help button passively tracks motion & sleep patterns 24 hours/day, enabling care providers & family members to perform wellness checks as needed. This lowers the cost of care for health insurance plans while enabling your loved ones to get the care services they need.
As the population of older adults rises dramatically over the next decade, we're bringing simplicity, connectivity and affordability to care delivery in the home. Our mission is to reduce unnecessary ER admissions while helping care providers and family members deliver faster, more proactive care to loved ones with complex needs. We envision QMedic helping older adults around the world live independently in their own homes.
Given the Company's limited operating history, the Company cannot reliably estimate how much revenue it will receive in the future, if any.

Historical Results of Operations

- *Revenues & Gross Margin.* For the period ended December 31, 2017, the Company had revenues of $786,237 compared to the year ended December 31, 2016, when the Company had revenues of $1,363,656. Our gross margin was 9.90% in fiscal year 2017, compared to 20.24% in 2016.

- *Assets.* As of December 31, 2017, the Company had total assets of $342,198, including $126,660 in cash. As of December 31, 2016, the Company had $474,564 in total assets, including $216,443 in cash.

- *Net Loss.* The Company has had net losses of $178,638 and net losses of $184,973 for the fiscal years ended December 31, 2017 and December 31, 2016, respectively.

- *Liabilities.* The Company's liabilities totaled $1,633,933 for the fiscal year ended December 31, 2017 and $1,467,037 for the fiscal year ended December 31, 2016.

Liquidity & Capital Resources

To-date, the company has been financed with $250,000 in debt, $1,100,000 in convertibles, and $100,000 in SAFEs.

The Company intends to raise additional capital in the future from investors. Although capital may be available for early-stage companies, there is no guarantee that the Company will receive any investments from investors.

Runway & Short/Mid Term Expenses

EveryFit, Inc. cash in hand is $180,840 as of 4/20/2018 . Over the last three months, revenues have averaged 72,608/month, cost of goods sold has averaged $77,100/month, and operational expenses have averaged $27,014/month, for an average burn rate of $31,506 per month. Our intent is to be profitable in 18 months.

Net Margin: -23%

Gross Margin: 10%

Return on Assets: -29%

Earnings per Share: -$0.16

Revenue per Employee: $157,247

Cash to Assets: 21%

Revenue to Receivables: 2,399%

Debt Ratio: 196%

EveryFit__Inc._GAAP_Financials...

QMedic_2016-2017_Financials_S...

We ❤ Our 128 Investors

Thank You For Believing In Us

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Florence Reinhardt

Thank You!

From the QMedic Team



Sombit Mishra

CEO



Fahd Albinali, PhD

CTO



Dave Nelson

Director of Business Dev.



Hari Sundram, MD

Chief Medical Officer

3 successful startup exits; practicing physician with expertise in predictive algorithms



Gail Miller

Care Plan Guru

Former VP of Humana. 30+ years of product dev and strategy experience in healthcare industry.

Details

The Board of Directors

DIRECTOR	OCCUPATION	JOINED
Dave Nelson	Director of Business Development @ QMedic	2010
Fahd Albinali	CTO @ QMedic	2010
Sombit Mishra	CEO @ QMedic	2010

Officers

OFFICER	TITLE	JOINED
Dave Nelson	Director of Business Development, Secretary, Treasurer	2010
Sombit Mishra	CEO, President	2010

Voting Power

HOLDER	SECURITIES HELD	VOTING POWER
David Nelson	375,000 Common Stock	28.8%
Fahd Albinali	375,000 Common Stock	28.8%
Sombit Mishra	375,000 common stock	28.8%

Past Equity Fundraises

DATE	AMOUNT	SECURITY	EXEMPTION
05/2015	$300,000		Other
04/2013	$300,000		Other
11/2010	$500,000		Other
09/2016	$100,000	Safe	Regulation Crowdfunding

The use of proceeds is to fund general operations.

Convertible Notes Outstanding

ISSUED	AMOUNT	INTEREST	DISCOUNT	VALUATION CAP	MATURITY
11/27/2010	$500,000	8.0%	30.0%	$5,000,000	
04/27/2013	$300,000	8.0%	25.0%	$5,000,000	
05/23/2015	$300,000	8.0%	10.0%	None	

Outstanding Debts

LENDER	ISSUED	AMOUNT	OUSTANDING	INTEREST	MATURITY	CURRENT?
Private	09/15/2017	$125,000	$130,104	7.0%	09/15/2027	Yes
Private	04/10/2018	$125,000	$0	7.0%	04/10/2018	Yes

Related Party Transactions

None.

Capital Structure

CLASS OF SECURITY	SECURITIES (OR AMOUNT) AUTHORIZED	SECURITIES (OR AMOUNT) OUTSTANDING	VOTING RIGHTS
Common	1,400,000	1,125,000	Yes
Preferred	600,000	0	Yes

	SECURITIES RESERVED FOR ISSUANCE UPON EXERCISE OR CONVERSION
Warrants:	0
Options:	73,068

Risks

Competitor Risk: The remote monitoring, passive activity/sleep monitoring and medical alert industries are crowded with both traditional competitors and new entrants.

Sales Cycle Risk: Health plan enterprise sales operate on a slower timeline than consumer-focused sales. For QMedic, we are onboarding 3, and at most 4, health plan partners in 2016 to service 200-500 members/plan. Importantly, for the partners with which we are completing/have completed contracting agreements, we are credentialed for full Medicaid coverage in the states where the plans operate (we anticipate credentialing in a total of 10-15 states by the end of the year). Because QMedic requires no data integration with health plans and Medicaid covers the monthly service in full for Dual Eligible members, we can begin servicing partner plan members as soon as Version 4 of the QMedic service is ready to deploy. For future health plan clients, variability in internal processes at each plan can impact sales cycle length.

Product Risk: QMedic is set to release Version 4 of its medical alert service in late Summer/early Fall 2016. QMedic sold out of its Version 3 Beta service in December 2015. QMedic's Version 4 service is designed for large-scale manufacturing and implementation. The Version 4 hardware & firmware designs/component selection of the wearable device and base station have been finalized, but end-to-end unit testing is ongoing and we are testing both the wearable device and base station to UL industry standards (http://ulstandards.ul.com/). This rigorous testing approach invites risks of delays in servicing our clients, as we want to ensure the product/service is 100% safe for public use. As with any industry, product delays can cause friction with clients and so we are working diligently to mitigate product risks/delays and manage client expectations.

Supply Chain Risk: For Version 4 of the medical alert service, QMedic is moving large-scale manufacturing to China to reduce cost of unit production, which invites risks in quality and timeliness of delivery. To mitigate risk, we are contracting with a veteran in hardware design, component sourcing and Chinese manufacturing who has built successful products for Intel and UPS, and has deep relationships with top factories in the country. We have met live in China with 4 recommended factories, have selected one with a great reputation of delivering brand-name products, and are in regular communication to ensure timely delivery of high-quality units once product testing is finalized. For smaller production runs of 200 units or less, QMedic contracts with a manufacturing partner in Boston, MA with a great reputation for servicing low-volume orders.

Liability Risk: For products and services like QMedic, where users depend on the service in life-or-death situations, there is risk that the service malfunctions or does not work as it is supposed to for a particular user. To mitigate risk, QMedic's Cloud service includes 24/7 error monitoring that identifies when the base station is unplugged from the power outlet, when critical metadata is not pushed to the Cloud, when the wearable device battery is low and when the base station or wearable device is otherwise not working appropriately. We believe the best way to mitigate risk is to proactively monitor errors, inform users/caregivers of fixable issues and replace defective units as soon as possible. In addition, QMedic owns full product liability insurance for malfunctioning units and requires all end-users of the QMedic service to review and sign a Terms of Service that disclaims QMedic's liability for scenarios where QMedic is not at fault (e.g. poor cellular network coverage or telephone lines in the area, natural disasters disrupting network response, etc.). QMedic also asks all users to test the help button at least once per month to ensure that the button press and call routing are always working.

Regulatory/Medicaid Waiver Risk: There are specific state-by-state Medicaid criteria that must be met to qualify as a personal emergency response service (PERS) and receive reimbursement under the Medicaid Long Term Services and Support Waiver (LTSS) or equivalent state Medicaid waiver. QMedic must be credentialed in each state where the company seeks coverage from Medicaid. Currently, QMedic is fully credentialed as a PERS provider by state Medicaid in three states: Massachusetts, Minnesota and Tennessee. By end of 2016, QMedic anticipates credentialing in 10-15 additional states. The timing and variability in each state's credentialing process can impact QMedic's ability to execute its go-to-market strategy beyond states where it is fully credentialed.

Description of Securities for Prior Reg CF Raise

Additional issuances of securities. Following the Investor's investment in the Company, the Company may sell interests to additional investors, which will dilute the percentage interest of the Investor in the Company. The Investor may have the opportunity to increase its investment in the Company in such a transaction, but such opportunity cannot be assured. The amount of additional financing needed by the Company, if any, will depend upon the maturity and objectives of the Company. The declining of an opportunity or the inability of the Investor to make a follow-on investment, or the lack of an opportunity to make such a follow-on investment, may result in substantial dilution of the Investor's interest in the Company.

Issuer repurchases of securities. The Company may have authority to repurchase its securities from shareholders, which may serve to decrease any liquidity in the market for such securities, decrease the percentage interests held by other similarly situated investors to the Investor, and create pressure on the Investor to sell its securities to the Company concurrently.

A sale of the issuer or of assets of the issuer. As a minority owner of the Company, the Investor will have limited or no ability to influence a potential sale of the Company or a substantial portion of its assets. Thus, the Investor will rely upon the executive management of the Company and the Board of Directors of the Company to manage the Company so as to maximize value for shareholders. Accordingly, the success of the Investor's investment in the Company will depend in large part upon the skill and expertise of the executive management of the Company and the Board of Directors of the Company. If the Board of Directors of the Company authorizes a sale of all or a part of the Company, or a disposition of a substantial portion of the Company's assets, there can be no guarantee that the value received by the Investor, together with the fair market estimate of the value remaining in the Company, will be equal to or exceed the value of the Investor's initial investment in the Company.

Transactions with related parties. The Investor should be aware that there will be occasions when the Company may encounter potential conflicts of interest in its operations. On any issue involving conflicts of interest, the executive management and Board of Directors of the Company will be guided by their good faith judgement as to the Company's best interests. The Company may engage in transactions with affiliates, subsidiaries or other related parties, which may be on terms which are not arm's-length, but will be in all cases consistent with the duties of the management of the Company to its shareholders. By acquiring an interest in the Company, the Investor will be deemed to have acknowledged the existence of any such actual or potential conflicts of interest and to have waived any claim with respect to any liability arising from the existence of any such conflict of interest.

Minority Ownership

An Investor in the Company will likely hold a minority position in the Company, and thus be limited as to its ability to control or influence the governance and operations of the Company.

The marketability and value of the Investor's interest in the Company will depend upon many factors outside the control of the Investor. The Company will be managed by its officers and be governed in accordance with the strategic direction and decision-making of its Board of Directors, and the Investor will have no independent right to name or remove an officer or member of the Board of Directors of the Company.

Following the Investor's investment in the Company, the Company may sell interests to additional investors, which will dilute the percentage interest of the Investor in the Company. The Investor may have the opportunity to increase its investment in the Company in such a transaction, but such opportunity cannot be assured.

The amount of additional financing needed by the Company, if any, will depend upon the maturity and objectives of the Company. The declining of an opportunity or the inability of the Investor to make a follow-on investment, or the lack of an opportunity to make such a follow-on investment, may result in substantial dilution of the Investor's interest in the Company.

Exercise of Rights Held by Principal Shareholders

As holders of a majority-in-interest of voting rights in the Company, the shareholders may make decisions with which the Investor disagrees, or that negatively affect the value of the Investor's securities in the Company, and the Investor will have no recourse to change these decisions. The Investor's interests may conflict with those of other investors, and there is no guarantee that the Company will develop in a way that is optimal for or advantageous to the Investor. For example, the shareholders may change the terms of the operating agreement for the company, change the terms of securities issued by the Company, change the management of the Company, and even force out minority holders of securities. The shareholders may make changes that affect the tax treatment of the Company in ways that are unfavorable to you but favorable to them. They may also vote to engage in new offerings and/or to register certain of the Company's securities in a way that negatively affects the value of the securities the Investor owns. Other holders of securities of the Company may also have access to more information than the Investor, leaving the Investor at a disadvantage with respect to any decisions regarding the securities he or she owns. The shareholders have the right to redeem their securities at any time. Shareholders could decide to force the Company to redeem their securities at a time that is not favorable to the Investor and is damaging to the Company. Investors' exit may affect the value of the Company and/or its viability. In cases where the rights of holders of convertible debt, SAFES, or other outstanding options or warrants are exercised, or if new awards are granted under our equity compensation plans, an Investor's interests in the Company may be diluted. This means that the pro-rata portion of the Company represented by the Investor's securities will decrease, which could also diminish the Investor's voting and/or economic rights. In addition, as discussed above, if a majority-in-interest of holders of securities with voting rights cause the Company to issue additional stock, an Investor's interest will typically also be diluted. Based on the risks described above, the Investor could lose all or part of his or her investment in the securities in this offering, and may never see positive returns.

Restrictions on Transfer

The securities offered via Regulation Crowdfunding may not be transferred by any purchaser of such securities during the one year period beginning when the securities were issued, unless such securities are transferred:

- to the issuer;
- to an accredited investor;
- as part of an offering registered with the U.S. Securities and Exchange Commission; or
- to a member of the family of the purchaser or the equivalent, to a trust controlled by the purchaser, to a trust created for the benefit of a member of the family of the purchaser or the equivalent, or in connection with the death or divorce of the purchaser or other similar circumstance.

Valuation Methodology for Prior Reg CF Raise

The initial amount invested in a SAFE is determined by the investor, and we do not guarantee that the SAFE will be converted into any particular number of shares of Preferred Stock . As discussed in Question 13, when we engage in an offering of equity interests involving Preferred Stock , Investors may receive a number of shares of Preferred Stock calculated as either (i) the total value of the Investor's investment, divided by the price of the Preferred Stock being issued to new Investors, or (ii) if the valuation for the company is more than $20 million , the amount invested divided by the quotient of (a) the Valuation Cap ($20 million) divided by (b) the total amount of the Company's capitalization at that time. Because there will likely be no public market for our securities prior to an initial public offering or similar liquidity event, the price of the Preferred Stock that Investors will receive, and/or the total value of the Company's capitalization, will be determined by our board of directors . Among the factors we may consider in determining the price of Preferred Stocks are prevailing market conditions, our financial information, market valuations of other companies that we believe to be comparable to us, estimates of our business potential, the present state of our development and other factors deemed relevant. In the future, we will perform valuations of our stock (including both common stock and Preferred Stock) that take into account, as applicable, factors such as the following:

- unrelated third party valuations;
- the price at which we sell other securities in light of the relative rights, preferences and privileges of those securities;
- our results of operations, financial position and capital resources;
- current business conditions and projections;
- the marketability or lack thereof of the securities;
- the hiring of key personnel and the experience of our management;
- the introduction of new products;
- the risk inherent in the development and expansion of our products;

- our stage of development and material risks related to our business;
- the likelihood of achieving a liquidity event, such as an initial public offering or a sale of our company given the prevailing market conditions and the nature and history of our business;
- industry trends and competitive environment;
- trends in consumer spending, including consumer confidence;
- overall economic indicators, including gross domestic product, employment, inflation and interest rates; and
- the general economic outlook.

We will analyze factors such as those described above using a combination of financial and market-based methodologies to determine our business enterprise value. For example, we may use methodologies that assume that businesses operating in the same industry will share similar characteristics and that the Company's value will correlate to those characteristics, and/or methodologies that compare transactions in similar securities issued by us that were conducted in the market.

Company

EveryFit, Inc.

- Delaware S Corporation
- Organized July 2010
- 5 employees

44 School St.
Suite 350
Boston MA 02108

http://www.qmedichealth.com/

Business Description

Refer to the QMedic profile.

EDGAR Filing

The Securities and Exchange Commission hosts the official version of this annual report on their EDGAR web site. It looks like it was built in 1989.

Compliance with Prior Annual Reports

QMedic has previously not complied with the reporting requirements under Rule 202 of Regulation Crowdfunding.

The issuer failed to file a 2016 annual report.

All prior investor updates

You can refer to the company's updates page to view all updates to date. Updates are for investors only and will require you to log in to the Wefunder account used to make the investment.

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Dave Nelson

Founder and Director of Business Developmen

Boston, Massachusetts | Computer Software

Previous Prudential Capital Group
Education Massachusetts Institute of Technol
Management

Connect | Send Dave InMail

https://www.linkedin.com/in/davejnelson

Background

Summary

Entrepreneur building solutions to help seniors live independently, while enabling payers and providers to deliver appropriate services that lower cost and improve quality of life

- Working with a team from MIT to commercialize advanced wearable sensing technology
- Building strategic partnerships to accelerate market adoption
- Passion for solving problems by bringing new technology from the lab to the market
- Awarded the Ronald I. Heller Entrepreneurship Grant for outstanding contributions to entrepreneurship at MIT.

Specialties: Business development, strategic partnerships, high tech commercialization, prospecting, sales, budgeting, financial modeling, early stage capital and market research/analysis.

Experience

Founder and Director of Business Development
QMedic
July 2010 – Present (5 years 11 months) | Boston, Massachusetts

- QMedic is revolutionizing home health monitoring by automatically identifying abnormal behavior patterns and intelligently routing users to low cost, preventive services
- QMedic's wearable medical alert solution identifies physical activity, sleep, location and compliance patterns. The wearable device can be worn in the shower and never needs to be recharged.
- QMedic works with payers and providers to reduce avoidable ER visits and hospitalization, lowering cost and providing a better member/patient experience
- QMedic has been awarded $4.5 Million in SBIR contracts from the National Cancer Institute and NIH to build population health management tools using wearable sensors.
- QMedic has a 3-year clinical partnership with Northwestern University Hospital Robert H. Lurie Cancer Center and Rehabilitation Institute of Chicago.
- QMedic has won the following awards: Finalist, 2012 AARP Startup Award; 2013 TEDMED Innovation Fellowship - Top Disruptor in Health and Medicine; Finalist, 2013 Amazon Web Services Global Startup Challenge, 1 of 3 Finalists in Big Data and High-performance Computing; Winner, 2013 Cleveland Clinic Future of Medicine Award.



Fahd Albinali

3rd

Founder and CTO at QMedic

Greater Boston Area | Health, Wellness and Fitness

Previous: Massachusetts Institute of Technology, The University of Arizona, Lancaster University

Education: University of Arizona

Send Fahd InMail

292 connections

https://www.linkedin.com/in/fahdalbinali

Contact Info

Background

Summary

My passion is to build smart and personalized behavioral sensing health technologies that empower the geriatric population to maintain an independent lifestyle with dignity and respect. As QMedic's co-founder and Chief Technology Officer, I am responsible for defining, architecting and executing the company's technical vision. I lead the company's engineering team that combines expertise in four core areas: machine learning and signal processing, novel ultra-low power hardware design, scalable distributed computing and user centered design.

QMedic has been the recipient of multiple recognitions and awards including: The Future of Medicine Award, TEDMED Innovation, AWS Startup Challenge and The ARRP Startup award.

Formerly, as a Research Scientist at the MIT Media Lab and the MIT Department of Architecture, I co-led a joint effort with Stanford to design and develop the first low-cost population-scale long-term health monitoring technology to continuously and objectively measure physical activity type, duration and intensity using wearable sensors and phones. The groundbreaking work received numerous awards including the prestigious UbiComp 2009 award and continues to be applied in domains such as ubiquitous computing, autism spectrum disorders, robotics, smoking behavior, and medication adherence.

I have successfully raised capital, over 4 million dollars total, from angel investors as well as non-dilutive funding from the National Institutes of Health (NIH). I am actively engaged in several NIH national initiatives and efforts, including President Obama's Precision Medicine Initiative and RADAR, which seek to redefine our healthcare system through provisioning of technology-oriented individualized healthcare. I am the PI for three multi-million dollar NIH funded projects and I am currently an active member of several funding review panels at the NIH.

Experience

Founder and CTO
QMedic
November 2010 – Present (5 years 7 months) | Cambridge, MA

Leading a team of engineers develop the first interactive and engaging Personal Emergency Response (PERS) device for older adults. The new device enables connectivity with loved ones and real-time exchange of interactive content (e.g. pictures), automatic detection of wear/non-wear events and activity levels, and integration with mobile phones and tablets. In addition,the device is fully waterproof and does not require charging. I am also principal investigator (PI) on SBIR contracts with the National Cancer Institute (NCI) to develop scalable cloud-based interactive technology for researchers and clinicians to objectively measure physical activity at a population-scale.

- 1 project
- 7 honors and awards



QMedic - Revolutionizing Home...



Boston Herald: Sensor tracks th...







Sombit Mishra

Founder and CEO at QMedic

Greater Boston Area | Information Technology

Previous MIT $100K Entrepreneurship Con

Education Massachusetts Institute of Techno Management

Connect | Send Sombit InMail

https://www.linkedin.com/in/sombitmishra

Background

Summary

Data-driven health IT entrepreneur who believes in rapid experimentation, pure hustle and persistence; CEO of QMedic; 10 years of experience in Web/Mobile/health IT strategy, product management, marketing, business development, and user interface design at both startups and large companies; previously conceived, designed and launched a telemedicine application in partnership with one of the world's leading hospitals; awarded the Patrick J. McGovern Prize for outstanding contributions to entrepreneurship at MIT; recipient of 2013 TEDMED Innovation Scholarship and Future of Medicine Award from Cleveland Clinic; awarded $3 Million in NIH contracts for work in wearable remote monitoring; invited to speak at numerous health and technology conferences, including AARP, Aging 2.0, Health 2.0, and Athenahealth's More Disruption Please Conference.

Experience

Founder and CEO

QMedic

July 2010 – Present (5 years 11 months) | Boston, MA

QMedic is a 24/7 proactive medical alert service that intelligently routes and escalates alerts to optimize care management for high-risk members living at home.

71% of emergency room visits are unnecessary and avoidable, and yet traditional medical alert services typically route care plan members from the home directly to the ER. QMedic solves this problem, intelligently routing distress calls and proactive behavioral alerts to in-network care to help care managers target the right services to the right members at the right time. This timely routing of alerts can generate greater than double the typical target ROI for the care network, while optimizing care for the member. The service is simple for members to setup and use and requires zero maintenance by the care network or member.

*Winner of Cleveland Clinic Future of Medicine Award.
*Funded by NIH.
*Recognized as top disruptor in healthcare services by AARP, Athenahealth, TEDMED, and AWS.

- 5 honors and awards
- 1 recommendation



Stephen Johnston
Building innovation ecosystems

Sombit is one of the most promising young entrepreneurs I've met in the past two years since starting Aging2.0. He's clearly very smart and driven, but also a good listener, very personable, and has a great presentation style. In addition, crucial... View↓